UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 22, 2022

GETTY REALTY CORP.

(Exact name of Registrant as Specified in Its Charter)

Maryland	001-13777	11-3412575
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

292 Madison Avenue, 9th Floor, New York, New York	10017-6318
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (646) 349-6000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	GTY	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On February 22, 2022, Getty Realty Corp. (the “Company”) entered into (i) an amended and restated note purchase and guarantee agreement (the “Sixth Amended and Restated Prudential Agreement”) with The Prudential Insurance Company of America and certain of its affiliates (collectively, “Prudential”), (ii) an amended and restated note purchase and guarantee agreement (the “Second Amended and Restated AIG Agreement”) with American General Life Insurance Company and certain of its affiliates (“AIG”), (iii) an amended and restated note purchase and guarantee agreement (the “Second Amended and Restated MassMutal Agreement”) with Massachusetts Mutual Life Insurance Company and certain of its affiliates (collectively, “MassMutual”), and (iv) a note purchase and guarantee agreement (the “New York Life Agreement” with New York Life Insurance Company and certain of its affiliates (collectively, “New York Life”).  Together, the Sixth Amended and Restated Prudential Agreement, the Second Amended and Restated AIG Agreement, the Second Amended and Restated MassMutal Agreement, and the New York Life Agreement are the “Note Purchase Agreements”.

Pursuant to the Sixth Amended and Restated Prudential Agreement, the Company will issue $80,000,000 of 3.65% Series Q Guaranteed Senior Notes due January 20, 2033 (the “Series Q Notes”) to Prudential on January 20, 2023.

Pursuant to the Second Amended and Restated AIG Agreement, the Company issued $55,000,000 of 3.45% Series L Guaranteed Senior Notes due February 22, 2032 (the “Series L Notes”) to AIG.

Pursuant to the Second Amended and Restated MassMutual Agreement, the Company issued $20,000,000 of 3.45% Series M Guaranteed Senior Notes due February 22, 2032 (the “Series M Notes”) to MassMutual, and will issue $20,000,000 of 3.65% Series O Guaranteed Senior Notes due January 20, 2033 (the “Series O Notes”) to MassMutual on January 20, 2023.

Pursuant to the New York Life Agreement, the Company issued $25,000,000 of 3.45% Series N Guaranteed Senior Notes due February 22, 2032 (the “Series N Notes”) to New York Life, and will issue $25,000,000 of 3.65% Series P Guaranteed Senior Notes due January 20, 2033 (the “Series P Notes”) to New York Life on January 20, 2023.

The Note Purchase Agreements contain customary financial covenants such as maximum consolidated leverage ratio, minimum fixed charge coverage ratio, minimum unencumbered interest coverage ratio, maximum secured indebtedness, minimum consolidated tangible net worth and maximum unsecured leverage ratio, as well as limitations on restricted payments, which may limit the Company’s ability to incur additional debt or pay dividends. The Note Purchase Agreements also contain customary events of default, including default under the second amended and restated credit agreement dated October 27, 2021 between the Company and a group of banks led by Bank of America, N.A. (the “Second Restated Credit Agreement”) and failure to maintain REIT status. Any event of default, if not cured or waived, could result in the acceleration of the Company’s indebtedness under the Note Purchase Agreements and could also give rise to an event of default under, and result in the acceleration of the Company’s obligations under, the Second Restated Credit Agreement.

The Company will use the net proceeds from the issuance of the Series L Notes, Series M Notes and Series N Notes to repay all amounts outstanding on the Company’s $300.0 million revolving credit facility and for general corporate purposes, including to fund investment activity.  The Company will use the net proceeds from the issuance of the Series O Notes, Series P Notes and Series Q Notes to prepay in full its $75,000,000 5.35% Series B Notes due June 2, 2023 and for general corporate purposes, including to fund investment activity.

The foregoing descriptions of the Note Purchase Agreements do not purport to be complete and are subject to, and qualified in their entirety by reference to, the full text of such documents, copies of which will be filed as Exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ending on March 31, 2022.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure.

On February 22, 2022, the Company issued a press release announcing its entry into the Note Purchase Agreements. The Company’s press release is attached as Exhibit 99.1 hereto and is incorporated by reference in this Item 7.01.

Item 9.01.	Financial Statements and Exhibits.
(d)	Exhibits:

Exhibit Number	Description

99.1	Press release issued by Getty Realty Corp. on February 22, 2022.
104	Cover Page Interactive Data File (embedded within the inline XBRL document)

The information contained in Item 7.01 and Exhibit 99.1 to this Current Report on Form 8-K is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. Such information in this Current Report on Form 8-K shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in any such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GETTY REALTY CORP.

Date: February 22, 2022	By:	/s/ Brian R. Dickman
Brian R. Dickman
Executive Vice President
Chief Financial Officer and Treasurer

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